Exhibit 10.1

CIFC CORP.

AMENDED AND RESTATED NON-DISCLOSURE, NON-COMPETITION, NON-HIRING, NON-SOLICITATION AND SEVERANCE AGREEMENT

This AMENDED AND RESTATED NON-DISCLOSURE, NON-COMPETITION, NON-HIRING, NON-SOLICITATION AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2014 between CIFC Corp., (together with its Affiliates, as defined below, the “Company”) and Stephen Vaccaro (the “Employee”):

RECITALS

WHEREAS, the Company desires to continue to employ the Employee, and the Employee desires to perform services for the Company in a position which will allow the Employee access to various trade secrets and confidential information belonging to the Company and which will require the Employee to perform services of a unique and special nature;

WHEREAS, the Company desires to receive from the Employee covenants: (a) not to compete with the Business (as defined below); (b) not to disclose any Confidential Information (as defined below) acquired during the course of employment with the Company; (c) not to hire or attempt to hire any employee or consultant of the Company; (d) not to solicit any employee or consultant of the Company to terminate his employment or consultant status, as applicable, with the Company; and (e) not to solicit any customer or supplier of the Company to terminate its relationship with the Company;

WHEREAS, in consideration for such covenants the Company desires to provide the Employee with certain severance payments subject to the conditions set forth herein;

WHEREAS, the Company and the Employee previously entered into a Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement, dated June 14, 2006 (the “Prior Agreement”); and

WHEREAS, the Company and the Employee desire to amend and restate the Prior Agreement to reflect the terms contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the Company continuing to employ the Employee and of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby amend and restate the Prior Agreement in its entirety as follows:

1. Definitions. The following definitions apply for the purposes of this Agreement:

(a) Affiliate. “Affiliate” means, with respect to any specified entity, any person or entity that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified entity. For purposes of this Agreement an “Affiliate” of Commercial Industrial Finance Corp. shall include any entity acquired or formed directly or indirectly or invested in by Commercial Industrial Finance Corp. or its subsidiaries.

(b) Base Salary. “Base Salary” means the annual base salary the Company pays the Employee as wages. Base Salary shall not include any bonuses, commissions or overtime pay, but shall include any amount that the Company contributes to an employee benefit plan on behalf of the Employee pursuant to a salary reduction agreement and that is not includable in the gross income of the Employee under Sections 125, 132(f)(4), 402(g) or 457 of the Code or is not paid currently due to the Employee’s election to defer the receipt thereof under an employee benefit plan of the Company.

(c) Board. “Board” means the Board of Directors of the Company.

(d) Business. “Business” means the Company’s business of owning, managing, operating and/or controlling investment funds and other investment vehicles that are engaged in a business with a strategy substantially similar to the strategy that, as of the date hereof, the Company is pursuing or contemplating pursuing.

(e) Cause. “Cause” means (i) the Employee shall have breached in any material respect this Agreement; (ii) the Employee’s commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud; (iii) any failure by the Employee to substantially comply with any written rule, regulation, policy or procedure of the Company or its Subsidiaries applicable to the Employee, which noncompliance could reasonably be expected to have a material adverse effect on the business of the Company or any Subsidiary; (iv) any failure by the Employee to comply with the Company’s or its Subsidiaries’ policies with respect to insider trading applicable to the Employee; (v) a willful material misrepresentation at any time by the Employee to any member of the Board or any director or superior executive officer of the Company or its Subsidiaries; (vi) the Employee’s willful failure or refusal to comply with any of his material obligations hereunder or a reasonable and lawful instruction of the Board or the person to whom the Employee reports; or (vii) commission by the Employee of any act of fraud or gross negligence in the course of his Service hereunder or any other action by the Employee, in either case that is determined to be materially detrimental to the Company or any of its Subsidiaries (which determination, in the case of gross negligence or such other action, shall be made by the Company in its reasonable discretion); provided that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (i) or (iii) that is capable of being cured shall not constitute Cause hereunder unless and until the Employee, after written notice from the Company to him specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the Company within 10 business days after such notice; and provided further, that the Employee’s Service shall be deemed to have terminated for Cause if, after the Employee’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(f) Client. “Client” means at any particular time, any Person who is at such time a client of the Company, including loan originators, CLOs or other investment vehicles for which the Company has served as manager, and investors in such CLOs or other investment vehicles, and (i) any Persons which are known to the Employee to be Affiliates of such Client or (ii) any Persons who are members of the immediate family of such Client or any of its Affiliates.

(g) CLO. “CLO” shall mean any collateralized loan obligation fund.

(h) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(i) Competing Business. “Competing Business” has the meaning set forth in Section 3.

(j) Confidential Information. “Confidential Information” includes all proprietary information or data relating to the Business of the Company or its Subsidiaries to which the Employee has access and/or learns prior to or during the Employee’s Service, including business and financial information; new product development; formulas, identities of and information concerning Clients, Potential Clients, vendors and suppliers; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; compilations and other materials developed by or on behalf of the Company or its Subsidiaries (whether in written, graphic, audio-visual, electronic or other media, including computer software). Confidential Information also includes information of any third party doing business with the Company or its Subsidiaries that such third party identifies as being confidential or that is subject to a confidentiality agreement with such third party. Confidential Information shall not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act of the Employee or an agent or other employee of the Company or its Subsidiaries, including a breach of Section 4).

(k) Disability. “Disability” means a permanent disability within the meaning of Section 22(e)(3) of the Code.

(l) ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

(m) Involuntary Termination. “Involuntary Termination” means the (i) termination by the Company of the Employee’s Service, other than by reason of Cause or (ii) termination of the Employee’s Service with the Company as a result of the Employee’s death or Disability.

(n) Person. “Person” means any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

(o) Potential Client. “Potential Client” shall mean, at any particular time, any Person to whom the Company, through any of their officers, employees, agents or consultants (or persons acting in any similar capacity), has, within two years prior to such time, offered (by means of a personal meeting, telephone call, email, letter or other written proposal specifically directed to the particular Person) to provide services, but who is not at such time a Client of the Company.

(p) Proprietary Information. “Proprietary Information” means collectively the Confidential Information and Trade Secrets; provided, however, that Proprietary Information does not include any information that (A) is already known to the Employee at the time it is disclosed to the Employee by the Company; or (B) before being divulged by the Employee (1) has become generally known to the public through no wrongful act by the Employee or (2) has been approved for release to the general public by a written authorization of the Company.

(q) Restricted Period. “Restricted Period” has the meaning set forth in Section 3.

(r) Service. “Service” means the provision of services in the capacity of (i) an employee of the Company or its Subsidiaries, (ii) a non-employee member of the Company’s Board or the board of directors of a Subsidiary, or (iii) a consultant or other independent advisor to the Company or its Subsidiaries.

(s) Trade Secrets. “Trade Secret” means information, including but not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, and lists of actual or potential customers, suppliers, research, development, existing and future products and services and employees of the Company, which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of the Company’s efforts to maintain secrecy.

(t) Treasury Regulations. “Treasury Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

2. Acknowledgements. The Company is engaged in the Business. The Employee acknowledges that the services rendered to the Company by the Employee have been or will be of a special and unusual character which have a unique value to the Company and that the Employee has had or will have access to Proprietary Information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law. The Employee further acknowledges that the Business is highly specialized, the identity and particular needs of the Company’s Clients and Potential Clients may not generally be known, and the documents and information regarding the Company’s Clients and Potential Clients, services, methods of operation, investments, negotiations, and management are highly confidential and constitute trade secrets.

3. Non-Competition Covenant. The Employee acknowledges and agrees that (a) in the course of the Employee’s Service the Employee shall become familiar with the Trade Secrets of the Company and its Subsidiaries and with other Proprietary Information concerning the Company or its Subsidiaries, (b) the Employee’s services to the Company or its Subsidiaries are unique in nature and of an extraordinary value to the Company and its Subsidiaries, and (c) the Company and its Subsidiaries could be irreparably damaged if the Employee were to provide similar services to any person or entity competing with the Company or its Subsidiaries or engaged in a similar business, in a capacity of employee, member, partner, shareholder, officer or director. In consideration for and as an inducement to the Company to enter into this

Agreement, the Employee covenants and agrees that during the period beginning on the date hereof and ending on the date that is one year from the date of the termination of the Employee’s Service for any reason whatsoever (the “Restricted Period”), the Employee shall not, directly or indirectly, either for himself or for or through any other person, participate in any business or enterprise anywhere in the United States that involves the ownership, management, operation or control of any investment fund or other investment vehicle that is (at the time of the Employee’s termination of Service) or becomes during the term of the Restricted Period engaged in a business with a strategy substantially similar to that of the Company or its Subsidiaries (each a “Competing Business”). Without limiting the generality of the foregoing, the Employee agrees that, during the Restricted Period, the Employee shall not compete against the Company or its Subsidiaries by soliciting any customer or prospective customer of the Company or its Subsidiaries with whom the Company or its Subsidiaries had any business dealings or contracts. The Employee agrees that this covenant is reasonable with respect to its duration, geographical area and scope. For purposes of this Agreement, the term “participate in” means (i) having any direct or indirect interest in any entity, whether as a sole proprietor, owner, member, shareholder, partner, joint venture, creditor or otherwise, or (ii) rendering any direct or indirect service or assistance to any person or entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise) in a capacity where there is a reasonable possibility that Employee may, intentionally or inadvertently, use or rely upon Confidential Information and/or in a capacity that is similar to the capacity Employee was in, where Employee provides services that are similar to the services Employee provided, or with responsibilities that are similar to the responsibilities Employee had, in each case, when Employee was employed by the Company or any of its Subsidiaries; provided, however, that the Employee shall violate this Section 3 if at any time during the term of Employee’s Service, Employee becomes employed in any capacity by, or becomes associated in any way with, a Competing Business. Notwithstanding the foregoing, the mere ownership by Employee of up to two percent (2%) of the outstanding stock of any class that is publicly traded, standing alone, shall not violate this provision.

4. Confidentiality.

(a) Ownership and Use of Proprietary Information. All Proprietary Information and all materials containing it, received or developed by the Employee during the term of his Service are confidential to the Company, and will remain the Company’s property exclusively. The Employee will assign, and hereby does assign, any right, title or interest the Employee may have in all Proprietary Information to the Company, and will take all reasonable actions requested by the Company to perfect the Company’s right, title and interest in such Proprietary Information. Except as the Employee determines in good faith is directly related to and required by the Employee’s performance of duties assigned to the Employee by the Company or its Subsidiaries, the Employee will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute Proprietary Information, or any materials containing it, and will take all appropriate steps to safeguard all Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Requirement to Disclose. In the event the Employee is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information, the Employee shall provide the Company with prompt notice of such requirement in order to afford the Company an opportunity to seek an appropriate protective order. However, if the Company is unable to obtain or does not seek such protective order and the Employee is, in the opinion of his counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

5. Non-Solicitation and Non-Hiring; Non-disparagement.

(a) During the term of the Employee’s Service and for a period of one year after the termination of the Employee’s Service for any reason whatsoever, the Employee shall not, either on his own account or for any other Person, directly or indirectly (i) induce any employee, director or consultant of the Company or any of its Subsidiaries to end his relationship with the Company for the purpose of associating with any Competing Business, (ii) induce any Clients, Potential Clients or business associates of the Company or its Subsidiaries to terminate or diminish its relationship with the Company or its Subsidiaries, or (iii) solicit or hire, or facilitate in any way the solicitation or hiring of, any individual that the Employee knows is currently or was associated with the Company or its Subsidiaries in the preceding 6 months, unless such individual’s employment or association was terminated by the Company or its Subsidiaries, provided that nothing in this paragraph shall prohibit the Employee from hiring any employee of the Company or any of its Subsidiaries that is responding to a job opportunity advertisement directed to the general public rather than targeting any employee of the Company or its Subsidiaries.

(b) The Employee agrees not to make any communication to any third party (including, without limitation, any Client or Potential Clients) or employee of the Company or its Subsidiaries) that would, or is reasonably likely to, disparage, create a negative impression of, or in any way be harmful to the business or business reputation of the Company or its Subsidiaries or their respective successors and assigns, and the then current and former officers, directors, shareholders, partners, members, employees, agents and consultants (or person acting in a similar capacity) of each of the foregoing.

6. Remedies. In addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), the Company shall be entitled without the posting of a bond to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by the Employee of any provision of this Agreement. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

7. Severance Payments. In the event of an Involuntary Termination, and after the timely signing by the Employee or his estate of a release of all claims against the Company and its Affiliates that is in form and substance satisfactory to the Company, the Company shall provide to the Employee or his estate a severance benefit (subject to applicable withholding requirements) equal to:

(a) an aggregate amount, payable in twelve (12) equal monthly installments, subject to applicable withholdings, equal to the sum of (i) an amount equal to twelve (12)

months’ Base Salary (at such Employee’s then effective Base Salary) plus (ii) an amount equal to the average bonus paid to the Employee for the three year period prior to date of such Involuntary Termination; and

(b) all of the Employee’s accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued but unpaid amounts.

provided, however, that in the event of a breach by the Employee of any provision of Section 3, 4, or 5 hereof that, in the case of any such breach that is capable of being cured, is not cured within 30 days after receipt of written notice from the Company, the Employee or his estate, as applicable, shall have no right to receive any form of compensation, remuneration, payment under any note issued by the Company in respect of any equity repurchase, severance or other benefit hereunder, except that the Employee or his estate shall be entitled (subject to applicable withholding requirements) to receive any unpaid Base Salary earned up through the date of the Employee’s termination of Service, subject to applicable withholdings, and all accrued but unpaid vacation, sick and personal days to the extent that the Company’s policy provides for payment of such accrued and unpaid amounts; and provided, further, however, that in the event the Employee obtains alternative employment while receiving severance payments hereunder, the Employee will promptly notify the Company of such alternative employment and the Company will have no further obligation to pay, and the Employee will have no further right to receive, any severance payments hereunder from and after the date the Employee commenced such alternative employment.

8. Voluntary Termination and Termination for Cause. In the event of (i) a termination of the Employee’s Service by the Employee (other than by reason of the death or Disability of the Employee) or (ii) a termination of the Employee’s Service by the Company for Cause, the Company shall provide to the Employee:

(a) the Employee’s Base Salary which the Employee earned up until the date of his termination, subject to applicable withholdings; and

(b) all of the Employee’s accrued but unpaid vacation, sick and personal days to the extent that the Company’s policy provides for payment of such accrued but unpaid amounts.

9. Unfunded Plan. No Employee nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company. The Company shall not be required to set aside any specific funds, assets or property in anticipation of any liability under this Agreement. The Employee shall have only a contractual right to any benefits, if any, payable under this Agreement, unsecured by the assets of the Company. Nothing contained in this Agreement shall constitute a guaranty that the assets of such Company shall be sufficient to pay any benefits to any person.

10. No Separate Rights. The execution or any amendment of this Agreement or any payment thereunder does not give any person a non-statutory legal or equitable right against the Company or any of the Company’s officers, agents, or other persons employed by the Company. This Agreement does not modify the terms of the Employee’s employment, confer upon the Employee a right to continue in the employment of the Company or affect any right of the Company to terminate the employment of such Employee at any time for any reason.

11. Reasonableness of Restrictions. The Employee has carefully read and considered the provisions hereof and, having done so, agrees that the restrictions set forth in Paragraphs 3, 4 and 5 hereof (including, but not limited to, the time periods of restrictions in each of such paragraphs) are fair and reasonable and are reasonably required for the protection of the interests of the Company and any of its Affiliates in the Business.

12. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company and the Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. If, in any judicial proceedings, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, then it is expressly understood and agreed by the Company and the Employee that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof. In the event of a violation by the Employee, the term of each such covenant so violated shall be automatically extended for a period equal to the period of time during which the Employee continues to be in violation of such covenant.

13. Successors and Assigns. The Agreement shall inure to the benefit of and be binding upon the Company and any successor of the Company by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Company.

14. Non-Alienation of Benefits. No assignment by the Employee of any rights or benefits arising under the Agreement is permitted or recognized. Any purported assignment of any rights or benefits by the Employee will be void. The Company is not liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Agreement.

15. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the laws of The State of New York, except to the extent that those laws are superseded by the laws of the United States of America.

16. Construction. One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. This Agreement’s headings and subheadings have been inserted for convenience of reference only and shall be ignored in any construction of the provisions. If a provision of this Agreement is illegal or invalid, that illegality or invalidity does not affect other provisions. This Agreement shall be construed according to the applicable provisions of the Code, Treasury Regulations, and ERISA in a manner that assures that the Agreement provides the benefits and tax consequences intended for Employees. Any terms defined in the Code, Treasury Regulations or ERISA that are not defined herein are incorporated in this Agreement by reference.

17. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and the Employee with respect to the covenants contained herein, and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of such provision at any other time. In the event of any conflict or inconsistency between the terms of this Agreement and any other agreement between the Company and the Employee, including with respect to non-competition, non-solicitation or confidentiality obligations, the terms of this Agreement shall control.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above. THIS EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.

EMPLOYEE:	Stephen Vaccaro

ADDRESS:

SIGNATURE:	/s/ Stephen Vaccaro

ACCEPTED BY:

CIFC CORP.

By:	/s/ Robert C. Milton III
	Name:	Robert C. Milton III
	Title:	General Counsel and Secretary

Non-Disclosure Agreement Signature Page